Exhibit 99.1

SPX FLOW REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
2019 Highlighted by Strategic Pivot to Building a Premier Process Solutions Enterprise,
Underscored by Improved Operational Execution and Strong Cash Generation

Full Year 2019 Highlights:
•Delivered improved operational performance and simultaneously executed significant strategic pivot
•Revenue of $1,506.6 million down (5.5)% year-over-year and (2.8)% organically
•Gross margins of 34.5%, up 230 points and segment income margins of 13.3%, up 130 points year-over-year
•Adjusted EBITDA* from continuing operations of $181.5 million, or 12.0% of revenue
•Cash from continued and discontinued operations of $173.3 million and free cash flow* of $137.3 million
Q4 2019 Highlights:
•Revenue of $364.3 million with gross margins of 36.2%, up 530 points year-over-year
•Segment income margins of 14.7%, up 280 points year-over-year
•Adjusted EBITDA* of $47.7 million, or 13.1% of revenue, up 260 points year-over-year
•Organic orders grew 4.8% year-over-year and 13.1% sequentially to $396.1 million, the highest level of quarterly orders in 2019
•Entered into definitive agreement to sell Power & Energy to funds managed by Apollo Global Management
___________________________________________________________________________________
CHARLOTTE, NC - February 11, 2020 - SPX FLOW, Inc. (NYSE:FLOW) a leading provider of process solutions, today reported results for the quarter and full year ended December 31, 2019 and issued 2020 full year guidance.
“Reflecting on the year, I’m extremely proud of our global team and the steadfast manner in which they worked together to simultaneously deliver improved operational performance, execute key strategic moves and redesign our organization to support our long-term value creation plans. 2019 was a pivotal year on our journey to high performance and we made great strides while also managing through a volatile economic environment and dynamic strategic, organizational and cultural change. It is a testament to our strong teamwork and I want to thank our global team for their hard work and positive contributions in 2019,” said Marc Michael, President and CEO.
Michael continued, “We are building a premier process solutions enterprise from a strong foundation that includes world-class process engineering expertise, global capabilities and well-recognized product brands with leading market positions. We have tailored the design of our organization to support serving customers in highly complex process applications with an emphasis on driving a people-first culture, enabling cross-functional teamwork and building core capabilities around customer intimacy, velocity and vitality. We are on track to achieve our short-term financial goals of mid-teen EBITDA margins and double-digit ROIC by 2021. And, we have detailed investment plans to penetrate select micro-verticals where customers value our process technologies, high-quality components and ability to serve them throughout the lifecycle.
“As our long-term strategy has sharpened, so too has our focus on cultural behaviors and people development. We had several significant accomplishments on this front in 2019. For the second year in a row, we delivered improved safety scores with a 35% reduction in the total recordable incident rate across our factories. We launched EMPOWER, an employee resource group focused on women in business. We added talent to elevate our capabilities in strategic areas including data analytics, commercial operations, sales, inventory and operations planning (SIOP), and materials management. We ramped up our investment in early-career professionals, infusing energy, enthusiasm and new ways of thinking across multiple functions. In addition, we established cross-functional growth teams to drive a deeper level of ownership and accountability to our strategic growth plans.”
“Looking specifically at our operational performance in 2019, the team captured price, delivered productivity improvements and achieved cost savings objectives that led to significant margin expansion on a lower level of revenue. As compared to 2018, gross margins expanded 230 points to 34.5% and segment income margins grew 130 points to 13.3%, with over 100 points of margin expansion in both reporting segments. Our whole team, including Power & Energy, drove a significant reduction in working capital, resulting in $137 million dollars of free cash flow generation across all operations

(includes continuing and discontinued operations), comfortably above our original free cash flow guidance ($105 million to $125 million). Notably, this was net of $36 million of capital investments.”
“We finished the year with a strong fourth quarter that featured the highest level of orders, free cash flow and segment margins of any quarter in 2019. In late November we signed a definitive agreement to sell our Power & Energy business, putting a capstone on 2019 and launching us into the next phase of our journey. The sale process is on track with the teams on both sides of the transaction actively engaged in transition planning for day one success. Notably, key regulatory filings in the U.S. and Europe have been approved and we anticipate completing the transaction in the first half of 2020. We plan to prioritize use of proceeds on debt reduction and return to shareholders.”
“As we look to 2020, we anticipate demand across industrial and sanitary markets to remain suppressed. Our full year guidance assumes orders to remain approximately flat year-over-year, with a modestly higher level of orders in the second half, consistent with 2019 and our historical seasonality. We expect organic revenues to decline (3)% to (6)% with segment income margins flat to up 50 points as we expect pricing, cost actions and productivity initiatives to offset lower volumes and inflation. Our full year adjusted EBITDA* guidance range is $175 to $195 million, approximately 13% of revenue, and our adjusted free cash flow* guidance range on a continuing operations basis is $95 to $115 million including approximately $40 million of capital expenditures.”
"Based on the phasing of our opening backlog, we expect volumes to be particularly challenging to start the year with a sharp uptick in the second quarter as we begin to deliver the orders booked in the fourth quarter of 2019. For the first quarter of 2020, organic revenue is expected to be down (13)% to (18)% year-over-year. In light of this, we are managing costs prudently at the outset of the year and looking to accelerate the pace of our 2% to 3% productivity goals where reasonable.”
“Given the work we’ve done to improve our operations, we are confident in our ability to manage through a soft start to the year. Our business operating system is maturing, we have a strong balance sheet with significant flexibility, and an attractive free cash flow profile in our core business. As we begin a new decade, we are confident and excited about the next phase of our journey. Our emphasis is on executing our long-term strategy and focusing on the critical few areas that will drive success; creating an engaging, winning culture for our people, delivering a differentiated customer experience, and making high quality investment decisions to drive sustainable value creation for all our stakeholders. Once again, I want to thank our teams across the enterprise, as well as our advisors and business partners, for their hard work and positive contributions,” concluded Michael.

Fourth Quarter 2019 Consolidated Results (continuing operations unless otherwise noted)

$ millions; except per share data	Q4 2019	Q4 2018	Variance	Organic Variance
Backlog	$519.2	$577.5	(10.1)%	(9.2)%
Orders	396.1	380.8	4.0%	4.8%
Revenues	364.3	411.8	(11.5)%	(10.5)%
Segment Income	53.5	48.9	9.4%
Margin %	14.7%	11.9%	280bps
Operating income	31.6	15.0	110.7%
Margin %	8.7%	3.6%	510bps
Net income (loss)	(145.6)	(27.1)

Income (loss) from continuing operations, net of tax	$12.7	$(36.9)	(134.4)%
Income (loss) from discontinued operations, net of tax	(158.3)	9.8
Net income (loss) attributable to SPX FLOW, Inc.	$(145.6)	$(27.1)

Diluted earnings (loss) per share from continuing operations	$0.30	$(0.87)	(134.5)%
Diluted earnings (loss) per share from discontinued operations	(3.69)	0.23
Diluted earnings (loss) per share	(3.40)	(0.64)

Operating Cash Flow from continuing operations	$77.8	$44.9
Operating Cash Flow from (used in) discontinued operations	(3.6)	12.7
Operating Cash Flow	$74.2	$57.6	28.8%

Adjusted EBITDA from continuing operations*	$47.7	$43.0	10.9%
Free Cash Flow* - continuing and discontinued operations	60.2	49.4
Note: The commentary below is compared to the prior year period. All comments refer to organic changes with respect to continuing operations unless otherwise noted which exclude the effects of currency fluctuations.
•Backlog decreased (9.2)%, or $(53.3) million, reflecting the company’s strategy to focus on higher quality of revenue opportunities, the impact of trade and tariff issues and the broad global slowdown in industrial demand experienced throughout the year. The majority of this decline was concentrated in the food and beverage segment where process systems backlog declined approximately $(30) million and process components backlog declined approximately $(10) million. The Industrial segment backlog declined approximately $(13) million, primarily reflecting the impact of macro-economic factors mentioned above.
•Orders grew 4.8%, or $18.2 million, driven by 16.5% order growth in the Food and Beverage segment, partially offset by a (5.1)% decline in the Industrial segment.
•Revenues declined (10.5)%, or $(43.2) million with both reporting segments reporting organic revenue declines modestly above (10)%.
•Segment income was $53.5 million, up 9.4% and margins expanded 280 points to 14.7%. The increase in profitability was driven by an overall higher quality of revenue, improved delivery execution on process systems, net pricing benefits and cost reduction efforts.
•Operating income was $31.6 million, or 8.7% of revenues. This included $5.9 million dollars of professional fees supporting the company’s enterprise strategy and long-term value creation planning, as well as $2.2 million of restructuring charges and a $0.4 million non-cash impairment charge. Excluding these items, adjusted operating income* was $40.1 million, or 11.0% of revenues, up 270 points year-over-year on a comparable basis.
•Net cash generated from operating activities (including discontinued operations) was $74.2 million and capital expenditures were $14.0 million, resulting in free cash flow* of $60.2 million.

•Diluted net earnings per share were $0.30 and included net charges of $0.22 per share related to strategic professional fees, mark-to-market pension adjustments, certain restructuring charges, certain foreign currency losses, non-cash impairment charges, and tax benefits.
•Excluding the items noted above, adjusted earnings per share* were 0.52.
Fourth Quarter 2019 Results by Segment:
Food and Beverage

$ millions	Q4 2019	Q4 2018	Variance	Organic Variance
Backlog	$275.3	$317.2	(13.2)%	(12.1)%
Orders	201.9	174.6	15.6%	16.5%
Revenues	172.9	195.0	(11.3)%	(10.1)%
Income	30.9	22.4	37.9%
As a percent of revenues	17.9%	11.5%	640bps
Note: The commentary below is compared to the prior year period. All comments refer to organic changes with respect to continuing operations unless otherwise noted which exclude the effects of currency fluctuations.
•Backlog decreased (12.1)% or $(38.3) million, primarily due to a lower level of backlog for large, dry dairy applications and to a lesser extent a decline in components backlog.
•Orders increased 16.5%, or $28.8 million. The increase was driven primarily by a higher level of systems orders in Asia Pacific and Europe along with double-digit growth in global aftermarket orders. This growth offset a mid-single digit decline in component orders.
•Revenues declined (10.1)%, or $(19.8) million. This decline reflects the company’s strategy to methodically reduce its exposure to large, dry dairy applications, which resulted in a $(24) million decline year-over-year, as anticipated. This decline was partially offset by low single-digit growth in component and aftermarket sales.
•Segment income was $30.9 million, up 37.9% versus the prior year and margins expanded 640 points to 17.9% reflecting a higher quality of revenue and was driven by significantly improved execution on the delivery of process systems to customers, cost savings from strategic actions and net pricing benefits.
Industrial

$ millions	Q4 2019	Q4 2018	Variance	Organic Variance
Backlog	$243.9	$260.3	(6.3)%	(5.8)%
Orders	194.2	206.2	(5.8)%	(5.1)%
Revenues	191.4	216.8	(11.7)%	(10.9)%
Income	22.6	26.5	(14.7)%
As a percent of revenues	11.8%	12.2%	-40bps
Note: The commentary below is compared to the prior year period. All comments refer to organic changes with respect to continuing operations unless otherwise noted which exclude the effects of currency fluctuations.
•Backlog decreased (5.8)% reflecting broad weakness in global industrial demand throughout the second half of 2019. Specifically, the decline was concentrated in dehydration equipment and industrial pumps. These declines partially offset an increase in the backlog for mixers.
•Orders declined (5.1)% and regionally, were weakest in Europe. In contrast, orders in Asia Pacific and North America were relatively consistent to the prior year.
•Revenues declined (10.9)% reflecting the broad overall global slowdown in industrial demand. This impact was most notable in dehydration equipment and industrial pumps which experienced sharp declines in organic revenue versus the prior year.
•Segment income declined (14.7)% to $22.6 million, or 11.8% of revenues. This lower level of profitability reflects the impact of the organic revenue decline which was partially mitigated by improved factory productivity.

Full Year 2019 Overview (continuing operations unless otherwise noted)

$ millions; except per share data	2019	2018	Variance	Organic Variance
Backlog	$519.2	$577.5	(10.1)%	(9.2)%
Orders	1,459.5	1,565.3	(6.8)%	(4.1)%
Revenues	1,506.6	1,593.9	(5.5)%	(2.8)%
Segment income	201.0	191.2	5.1%
Margin %	13.3%	12.0%	130bps
Operating income	115.7	112.0	3.3%
Margin %	7.7%	7.0%	70bps
Net income (loss)	(95.1)	44.0
Income (loss) per share	(2.23)	1.03	(316.5)%

Income from continuing operations, net of tax	$54.9	$9.5
Income (loss) from discontinued operations, net of tax	(150.0)	34.5
Net income (loss) attributable to SPX FLOW, Inc.	$(95.1)	$44.0

Diluted earnings per share from continuing operations	$1.29	$0.22
Diluted earnings (loss) per share from discontinued operations	(3.51)	0.81
Diluted earnings (loss) per share	(2.23)	1.03

Operating Cash Flow from continuing operations	$130.1	$28.0
Operating Cash Flow from discontinued operations	43.2	77.6
Operating Cash Flow	$173.3	$105.6

Adjusted EBITDA from continuing operations*	$181.2	$167.9	8.2%
Free Cash Flow* - continuing and discontinued operations	137.3	80.1
Note: The commentary below is compared to the prior year period. All comments refer to organic changes with respect to continuing operations unless otherwise noted which exclude the effects of currency fluctuations.
•Orders declined (4.1)% or $(64.1) million. This was primarily driven by a (10.5)% decline in food and beverage components along with a (6.0)% decline broadly across the majority of our product lines within the Industrial segment.
•Revenue* declined (2.8)% which was nearly evenly split among the segments with Industrial organic revenue down (2.8)% and Food and Beverage organic revenue down (2.7)%.
•Segment income and margin were $201.0 million and 13.3%, up 5.1% and 130 points versus the prior year. Segment income and margin growth were primarily driven by management's strategic focus on higher value revenue streams, cost reduction initiatives and net pricing benefits.
•Operating income and margin were $115.7 million and 7.7%, an increase of 3.3% and 70 points versus the prior year, driven primarily by the increase in segment income noted above and partially offset by corporate expense and restructuring charges.
•Restructuring charges were $9.3 million in 2019, compared to $7.6 million in 2018.
•Adjusted operating income* was $146.5 million, or 9.7% of revenues, up 150 points year-over-year on a comparable basis. This excludes non-cash impairment charges of $11.2 million primarily related to the sale of a corporate asset, $8.1 million of restructuring charges related to cost productivity initiatives and $11.5 million of professional fees related primarily to development of enterprise strategy and long-term growth plans.
•Diluted net earnings per share were $1.29 and included net charges of $0.58 per share related to strategic professional fees, certain restructuring charges, non-cash impairment charges, mark-to-market pension adjustments, certain foreign currency losses, and tax charges.
•Excluding the items noted above, adjusted earnings per share* were $1.87.

•Net cash from operating activities (including discontinued operations) was $130.1 million and included $8.3 million of cash outflows for restructuring activities. Free cash flow* was $137.3 million and included $36.0 million in capital expenditures.
2020 Full Year Guidance:
•Revenues are expected to be down (6)% to (3)% year-over-year.
•Adjusted EBITDA from continuing operations is expected to be between $175 to $195 million.
•Adjusted free cash flow from continuing operations is expected to be in the range of $95 to $115 million.
OTHER ITEMS
Power & Energy Divestiture: On November 25, 2019 the company announced that it entered into a definitive agreement to sell a substantial portion of its Power and Energy business to an affiliate of funds managed by Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO). Under the terms of the purchase agreement, the Apollo fund affiliate will purchase the P&E business in an all-cash transaction with an enterprise value of $475 million, which is subject to adjustments based upon the level of net working capital, cash and debt of the business at the closing date and in respect of certain debt-like items. The transaction is expected to close in the first half of 2020 subject to customary closing conditions.
Form 10-K: The company expects to file its annual report on Form 10-K for the year ended December 31, 2019 with the Securities and Exchange Commission on February 13, 2020. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in rotating, actuating and hydraulic technologies, as well as automated process systems, into food and beverage and industrial markets. SPX FLOW has approximately $1.5 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP measure. See attached schedules for reconciliation from most comparable GAAP measure. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these Non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.
Note: Net leverage is as defined by the company’s credit facility.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 31, 2018. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements are only predictions. Actual events or results may differ materially because of market conditions or other factors, and forward-looking statements should not be relied upon as a prediction of actual results. All the forward-looking statements in this press release are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in the company’s most recent Form 10-K and in any other documents filed by the company with the Securities and Exchange Commission that describe risks and factors that could cause actual results to differ materially from those projected in these forward-looking statements. These risk factors may not be exhaustive. Further, the company operates in a continually changing business environment and cannot predict new risk factors that may arise as a result of these changes. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.

Investor Contacts:     Media Contact:
Scott Gaffner      Barrett Brown
VP, Investor Relations and Strategic Insights   Communications Manager
704-752-4485      704-752-4662
E-mail: investor@spxflow.com

Stewart Honeycutt
Director, FP&A and Investor Relations
704-752-4472

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues	$364.3	$411.8	$1,506.6	$1,593.9
Cost of products sold	232.5	284.6	986.2	1,080.7
Gross profit	131.8	127.2	520.4	513.2
Selling, general and administrative	94.8	89.9	372.8	366.0
Intangible amortization	2.8	3.2	11.4	13.2
Asset impairment charges	0.4	14.4	11.2	14.4
Restructuring and other related charges	2.2	4.7	9.3	7.6
Operating income	31.6	15.0	115.7	112.0

Other income (expense), net	(7.0)	2.7	(0.5)	(5.9)
Interest expense, net	(7.2)	(7.8)	(29.7)	(34.3)
Income from continuing operations before income taxes	17.4	9.9	85.5	71.8
Income tax provision	(4.2)	(46.5)	(28.9)	(61.3)
Income (loss) from continuing operations	13.2	(36.6)	56.6	10.5
Income (loss) from discontinued operations, net of tax	(158.0)	10.1	(149.7)	34.2
Net income (loss)	(144.8)	(26.5)	(93.1)	44.7
Less: Net income attributable to noncontrolling interests	0.8	0.6	2.0	0.7
Net income (loss) attributable to SPX FLOW, Inc.	$(145.6)	$(27.1)	$(95.1)	$44.0

Amounts attributable to SPX FLOW, Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$12.7	$(36.9)	$54.9	$9.5
Income (loss) from discontinued operations, net of tax	(158.3)	9.8	(150.0)	34.5
Net income (loss) attributable to SPX FLOW, Inc.	$(145.6)	$(27.1)	$(95.1)	$44.0

Basic income (loss) per share of common stock:
Income (loss) per share from continuing operations	$0.30	$(0.87)	$1.29	$0.23
Income (loss) per share from discontinued operations	(3.72)	0.23	(3.53)	0.82
Net income (loss) per share attributable to SPX FLOW, Inc.	(3.42)	(0.64)	(2.24)	1.04
Diluted income (loss) per share of common stock:
Income (loss) per share from continuing operations	$0.30	$(0.87)	$1.29	$0.22
Income (loss) per share from discontinued operations	(3.69)	0.23	(3.51)	0.81
Net income (loss) per share attributable to SPX FLOW, Inc.	(3.40)	(0.64)	(2.23)	1.03

Weighted average number of common shares outstanding - basic	42.605	42.436	42.465	42.197
Weighted average number of common shares outstanding - diluted	42.855	42.436	42.686	42.633

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and equivalents	$299.2	$197.0
Accounts receivable, net	243.1	278.4
Contract assets	27.3	33.8
Inventories, net	208.1	220.5
Other current assets	32.2	33.3
Assets of discontinued operations - current	464.0	244.4
Total current assets	1,273.9	1,007.4
Property, plant and equipment:
Land	22.2	23.9
Buildings and leasehold improvements	170.8	175.5
Machinery and equipment	325.9	336.8
	518.9	536.2
Accumulated depreciation	(289.0)	(284.9)
Property, plant and equipment, net	229.9	251.3
Goodwill	545.1	550.4
Intangibles, net	208.1	219.2
Other assets	180.4	111.1
Assets of discontinued operations - long-term	—	412.4
TOTAL ASSETS	$2,437.4	$2,551.8

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$142.6	$157.0
Contract liabilities	116.3	136.4
Accrued expenses	162.0	149.0
Income taxes payable	45.2	26.7
Short-term debt	20.7	26.0
Current maturities of long-term debt	0.1	20.8
Liabilities of discontinued operations - current	220.5	133.4
Total current liabilities	707.4	649.3
Long-term debt	693.7	718.3
Deferred and other income taxes	27.9	71.5
Other long-term liabilities	115.0	67.5
Liabilities of discontinued operations - long-term	—	60.6
Total long-term liabilities	836.6	917.9
Mezzanine equity	20.3	21.5
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,677.0	1,662.6
Accumulated deficit	(369.2)	(265.6)
Accumulated other comprehensive loss	(426.5)	(430.7)
Common stock in treasury	(19.3)	(13.9)
Total SPX FLOW, Inc. shareholders' equity	862.4	952.8
Noncontrolling interests	10.7	10.3
Total equity	873.1	963.1
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,437.4	$2,551.8

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	As of and for the three months ended December 31,				As of and for the twelve months ended December 31,
	2019	2018	Δ	%/bps	2019	2018	Δ	%/bps
Food and Beverage
Backlog	$275.3	$317.2	$(41.9)	(13.2)%	$275.3	$317.2	$(41.9)	(13.2)%
Orders	201.9	174.6	27.3	15.6%	669.0	703.0	(34.0)	(4.8)%
Revenues	172.9	195.0	(22.1)	(11.3)%	702.9	743.9	(41.0)	(5.5)%
Gross profit	62.3	56.5	5.8		229.3	230.1	(0.8)
as a percent of revenues	36.0%	29.0%		700bps	32.6%	30.9%		170bps
Selling, general and administrative expense	29.9	32.3	(2.4)		132.8	134.9	(2.1)
as a percent of revenues	17.3%	16.6%		70bps	18.9%	18.1%		80bps
Intangible amortization expense	1.5	1.8	(0.3)		6.0	7.5	(1.5)
Income	$30.9	$22.4	$8.5	37.9%	$90.5	$87.7	$2.8	3.2%
as a percent of revenues	17.9%	11.5%		640bps	12.9%	11.8%		110bps

Industrial
Backlog	$243.9	$260.3	$(16.4)	(6.3)%	$243.9	$260.3	$(16.4)	(6.3)%
Orders	194.2	206.2	(12.0)	(5.8)%	790.5	862.3	(71.8)	(8.3)%
Revenues	191.4	216.8	(25.4)	(11.7)%	803.7	850.0	(46.3)	(5.4)%
Gross profit	69.5	70.7	(1.2)		291.1	283.1	8.0
as a percent of revenues	36.3%	32.6%		370bps	36.2%	33.3%		290bps
Selling, general and administrative expense	45.6	42.8	2.8		175.2	173.9	1.3
as a percent of revenues	23.8%	19.7%		410bps	21.8%	20.5%		130bps
Intangible amortization expense	1.3	1.4	(0.1)		5.4	5.7	(0.3)
Income	$22.6	$26.5	$(3.9)	(14.7)%	$110.5	$103.5	$7.0	6.8%
as a percent of revenues	11.8%	12.2%		(40)bps	13.7%	12.2%		150bps

Consolidated Backlog	$519.2	$577.5	$(58.3)	(10.1)%	$519.2	$577.5	$(58.3)	(10.1)%
Consolidated Orders	$396.1	$380.8	$15.3	4.0%	$1,459.5	$1,565.3	$(105.8)	(6.8)%
Consolidated Revenues	$364.3	$411.8	$(47.5)	(11.5)%	$1,506.6	$1,593.9	$(87.3)	(5.5)%
Consolidated Segment Income	53.5	48.9	4.6	9.4%	201.0	191.2	9.8	5.1%
as a percent of revenues	14.7%	11.9%		280bps	13.3%	12.0%		130bps

Total income for reportable segments	$53.5	$48.9	$4.6		$201.0	$191.2	$9.8
Corporate expense	19.1	14.0	5.1		63.9	55.5	8.4
Pension and postretirement service costs	0.2	0.8	(0.6)		0.9	1.7	(0.8)
Asset impairment charges	0.4	14.4	(14.0)		11.2	14.4	(3.2)
Restructuring and other related charges	2.2	4.7	(2.5)		9.3	7.6	1.7
Consolidated Operating Income	$31.6	$15.0	$16.6	110.7%	$115.7	$112.0	$3.7	3.3%
as a percent of revenues	8.7%	3.6%		510bps	7.7%	7.0%		70bps

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(144.8)	$(26.5)	$(93.1)	$44.7
Less: Income (loss) from discontinued operations, net of tax	(158.0)	10.1	(149.7)	34.2
Income (loss) from continuing operations	13.2	(36.6)	56.6	10.5
Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities:
Restructuring and other related charges	2.2	4.7	9.3	7.6
Asset impairment charges	0.4	14.4	11.2	14.4
Deferred income taxes	15.4	4.5	11.4	9.4
Depreciation and amortization	9.4	10.1	38.3	41.7
Stock-based compensation	3.1	2.5	12.5	14.1
Pension and employee benefits provided in stock	5.8	(2.0)	7.3	2.3
Loss (gain) on asset sales and other, net	0.1	0.2	(0.3)	0.3
Gain on change in fair value of investment in equity security	—	—	(7.8)	—
Changes in operating assets and liabilities, net of effects from discontinued operations:
Accounts receivable and other assets	24.6	(5.4)	61.6	(27.1)
Contract assets and liabilities, net	15.6	17.3	(11.8)	6.9
Inventories	8.9	0.1	10.1	(30.2)
Accounts payable, accrued expenses and other	(18.6)	36.4	(60.0)	(10.7)
Cash spending on restructuring actions	(2.3)	(1.3)	(8.3)	(11.2)
Net cash from continuing operations	77.8	44.9	130.1	28.0
Net cash from (used in) discontinued operations	(3.6)	12.7	43.2	77.6
Net cash from operating activities	74.2	57.6	173.3	105.6
Cash flows used in investing activities:
Proceeds from asset sales and other, net	4.0	—	5.0	—
Capital expenditures	(11.1)	(6.9)	(28.5)	(19.2)
Net cash used in continuing operations	(7.1)	(6.9)	(23.5)	(19.2)
Net cash used in discontinued operations	(2.9)	(1.3)	(7.5)	(6.3)
Net cash used in investing activities	(10.0)	(8.2)	(31.0)	(25.5)
Cash flows used in financing activities:
Borrowings under amended and restated senior credit facilities	—	—	134.0	—
Repayments of amended and restated senior credit facilities	—	—	(34.0)	—
Borrowings under former senior credit facilities	—	9.0	33.0	78.8
Repayments of former senior credit facilities	—	(74.0)	(173.0)	(208.8)
Borrowings under former trade receivables financing arrangement	—	9.0	54.0	88.5
Repayments of former trade receivables financing arrangement	—	(9.0)	(54.0)	(88.5)
Borrowings under (repayments of) purchase card program, net	(4.3)	(3.3)	(2.6)	1.1
Borrowings under other financing arrangements	—	0.5	0.2	4.1
Repayments of other financing arrangements	(0.6)	(1.2)	(2.9)	(3.2)
Financing fees paid	—	—	(3.3)	—
Minimum withholdings paid on behalf of employees for net share settlements, net	—	(0.4)	(5.4)	(5.0)
Dividends paid to noncontrolling interests in subsidiary	(0.2)	(0.6)	(1.2)	(2.8)
Net cash used in continuing operations	(5.1)	(70.0)	(55.2)	(135.8)
Net cash used in discontinued operations	(0.3)	—	(0.6)	(0.5)
Net cash used in financing activities	(5.4)	(70.0)	(55.8)	(136.3)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	5.2	12.2	2.6	5.6
Net change in cash, cash equivalents and restricted cash	64.0	(8.4)	89.1	(50.6)
Consolidated cash, cash equivalents and restricted cash, beginning of period	239.4	222.7	214.3	264.9
Consolidated cash, cash equivalents and restricted cash, end of period	$303.4	$214.3	$303.4	$214.3

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended December 31, 2019
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(11.3)%	(1.2)%	(10.1)%
Industrial	(11.7)%	(0.7)%	(11.0)%
Consolidated	(11.6)%	(1.0)%	(10.6)%

	Twelve months ended December 31, 2019
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(5.5)%	(2.8)%	(2.7)%
Industrial	(5.4)%	(2.6)%	(2.8)%
Consolidated	(5.5)%	(2.7)%	(2.8)%

SPX FLOW, INC. AND SUBSIDIARIES
CASH RECONCILIATION
(Unaudited; in millions)

Twelve months ended December 31, 2019
Beginning cash, cash equivalents and restricted cash	$214.3

Net cash from continuing operations	130.1
Net cash from discontinued operations	43.2
Proceeds from asset sales and other, net	5.0
Capital expenditures of continuing operations	(28.5)
Capital expenditures of discontinued operations	(7.5)
Borrowings under amended and restated senior credit facilities	134.0
Repayments of amended and restated senior credit facilities	(34.0)
Borrowings under former senior credit facilities	33.0
Repayments of former senior credit facilities	(173.0)
Borrowings under former trade receivables financing arrangement	54.0
Repayments of former trade receivables financing arrangement	(54.0)
Repayments of purchase card program, net	(2.6)
Borrowings under other financing arrangements	0.2
Repayments of other financing arrangements	(2.9)
Financing fees paid	(3.3)
Minimum withholdings paid on behalf of employees for net share settlements, net	(5.4)
Dividends paid to noncontrolling interests in subsidiary	(1.2)
Net cash used in financing activities of discontinued operations	(0.6)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	2.6

Ending cash, cash equivalents and restricted cash	$303.4

SPX FLOW, INC. AND SUBSIDIARIES
DEBT, NET DEBT AND ADJUSTED NET DEBT RECONCILIATION
(Unaudited; in millions)

	Debt, Net Debt and Adjusted Net Debt at
	December 31, 2019	December 31, 2018
Term loan	$100.0	$—
Former term loan	—	140.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Other indebtedness - continuing operations	21.3	33.1
Other indebtedness - discontinued operations	4.1	4.2
Less: deferred financing fees	(6.8)	(8.0)
Total debt	$718.6	$769.3

Total debt	$718.6	$769.3
Less: cash and equivalents - continuing operations	(299.2)	(197.0)
Less: cash and equivalents - discontinued operations	(3.1)	(16.3)
Net debt	$416.3	$556.0

Net debt	$416.3	$556.0
Less: debt under purchase card program	(20.4)	(23.0)
Adjusted net debt	$395.9	$533.0

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended		2020
	December 31, 2019 (1)	December 31, 2018 (1)	December 31, 2019 (1)	December 31, 2018 (1)	Mid-Point Adjusted Guidance (2)
Net cash from operating activities	$74.2	$57.6	$173.3	$105.6	$145
Capital expenditures	(14.0)	(8.2)	(36.0)	(25.5)	(40)
Free cash flow from operations	$60.2	$49.4	$137.3	$80.1	$105
(1)Amounts in the 2019 and 2018 periods relate to continuing and discontinued operations.
(2)Amounts in the 2020 guidance relate to continuing operations only.

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$31.6	$15.0	$115.7	$112.0
Asset impairment charges	0.4	14.4	11.2	14.4
Certain restructuring and other related charges	2.2	3.5	8.1	3.5
Certain professional fees related to strategic actions	5.9	—	11.5	—
Adjusted operating income	$40.1	$32.9	$146.5	$129.9

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) attributable to SPX FLOW, Inc.	$(145.6)	$(27.1)	$(95.1)	$44.0

Income tax provision (benefit)	16.3	49.2	(6.4)	71.1
Interest expense, net	9.8	10.9	41.5	47.1
Depreciation and amortization	9.4	14.3	46.1	58.7
EBITDA	(110.1)	47.3	(13.9)	220.9
Loss on disposal group	149.0	—	201.0	—
Charge related to procurement agreement	5.0	—	5.0	—
Asset impairment charges	0.4	14.6	11.2	14.6
Claim settlement	—	—	17.0	—
Charges and fees associated with strategic actions	8.0	—	14.4	—
Fair value adjustment related to an equity security	—	—	(7.8)	—
Non-cash compensation expense	3.5	2.9	13.7	18.1
Non-service pension and postretirement-related costs (benefits)	5.0	(3.4)	5.8	(1.9)
Interest income	1.0	2.3	7.0	7.4
Losses (gains) on asset sales and other, net	0.1	0.1	(0.3)	0.3
Restructuring and other related charges	2.2	4.5	9.3	8.4
Foreign exchange losses	2.8	0.6	4.6	7.1
Other	0.2	0.1	0.8	0.7
Bank consolidated EBITDA	$67.1	$69.0	$267.8	$275.6

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED EBITDA FROM CONTINUING OPERATIONS RECONCILIATIONS
(Unaudited; in millions)

	Three months ended		Twelve months ended		2020
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018	Mid-Point Guidance
Net income (loss) attributable to SPX FLOW, Inc. from continuing operations	$12.7	$(36.9)	$54.9	$9.5	$85

Income tax provision	4.2	46.5	28.9	61.3	25
Interest expense, net	7.2	7.8	29.7	34.3	25
Depreciation and amortization	9.4	10.1	38.3	41.7	35
EBITDA from continuing operations	33.5	27.5	151.8	146.8	170
Asset impairment charges	0.4	14.4	11.2	14.4	—
Certain restructuring and other related charges	2.2	3.5	8.1	3.5	10
Charges and fees associated with strategic actions	5.9	—	11.5	—	5
Mark to market pension adjustment	4.6	(2.8)	4.8	(2.8)	—
Fair value adjustment related to an equity investment	—	—	(7.8)	—	—
Certain foreign exchange losses	1.1	0.4	1.9	5.8	—
Adjusted EBITDA from continuing operations	$47.7	$43.0	$181.5	$167.7	$185

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED INCOME PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION
(Unaudited)

	Three months ended	Twelve months ended
	December 31, 2019	December 31, 2019
Diluted earnings per share from continuing operations	$0.30	$1.29
Asset impairment charges, net of tax	0.01	0.19
Certain restructuring and other related charges, net of tax	0.03	0.14
Charges and fees associated with strategic actions, net of tax	0.10	0.20
Certain foreign exchange losses, net of tax	0.02	0.02
Mark to market pension adjustment, net of tax	0.07	0.07
Fair value adjustment related to an equity investment, net of tax	—	(0.13)
Other tax charges (benefits)	(0.01)	0.09
Adjusted diluted earnings per share from continuing operations	$0.52	$1.87